EXHIBIT 3.3 Code of Conduct
CEO Letter to LP Employees and other Stakeholders
Dear Fellow LP Employees and other Stakeholders:
At Louisiana-Pacific Corporation, we are proudly committed to the highest level of legal and ethical standards in conducting our business around the world.
Conducting our business according to the highest ethical standards is not only the right thing to do - its’ good business. A reputation for integrity and ethical conduct is an important corporate asset. We want everyone we work with to not only obey all laws but to act with integrity at all times and in all places.
Our Vision is based on an expectation of integrity and ethical behavior:
LP will be a respected, profitable and growing manufacturer of building products…
That is the supplier of choice because of our quality products and reliable services, and…
An employer of choice because we are a safe, ethical, fun, challenging and rewarding place to work.
We cannot act, or allow others to act on our behalf, in a way that may compromise our commitment to this vision. We all benefit from being part of a company with a reputation for honorable and principled actions.
To preserve and protect our reputation, members of LP’s board of directors and senior management, along with all of LP’s employees and LP’s vendors and agents are expected to conduct company business accordingly. LP’s Code of Business Conduct and Ethics cannot cover everyone situation you will encounter. Its goal is to set high ethical standards of behavior, explain our responsibilities to the Company and each other, direct you to more comprehensive policies on specific requirements, and provide a confidential avenue to report behavior that you believe contrary to our duties and culture.
Conducting our day-to-day business with integrity means making the right choices and often requires moral courage. Enforcement of these principles can be uncomfortable. At LP we are all in this together and it falls to each of us to do our part in protecting our reputation and our vision. I hope everyone feels comfortable openly and honestly discussing any compliance or ethical concern they see. However, if you feel uncomfortable doing so, we have a confidential hotline that anyone can call to report a suspected violation. At LP, we rely on each other to raise issues of noncompliance with our principles, therefore, we will not tolerate any form of retaliatory actions taken against someone who has reported a violation, cooperated with an investigation, or conducted an internal investigation.
Finally, as I stated above, this Code is not going to answer every question or situation you face. If you face a situation where you need help, take the time to discuss the question or situation with your supervisor, the Human Resources Department, the Compliance Department, the Legal Department or call me. We are all in this together, and I want to make sure you have all the necessary resources.
Sincerely,

Curtis M. Stevens
Director and Chief Executive Officer

About Our Code
What is the Code of Business Conduct?
LP’s Code of Business Conduct and Ethics is based on four central principles that govern our decisions and our actions as defined by that standard.

1.	We will comply with all laws, regulations and agency requirements that pertain to our work activities.

2.	We will be honest and truthful in our communications.

3.	We will act with integrity, mindful of our obligations to the Company, our shareholders, vendors and customers, and the communities in which we work and live.

4.	We will be Fair and Respectful in Our Workplace.
The Code is an important part of LP’s overall compliance program. It is intended to promote lawful and ethical behavior by everyone engaged in LP business. Our code provides an introduction to important policies and legal requirements that we must follow. However, this document cannot cover every possible situation and is not intended to describe every policy, regulation or law that may apply to you. Many of LP’s written policies go into more detail on various topics. You will find references to applicable policies throughout the Code. Full versions of these policies are available to all employees, board of directors and third party agents on LP’s website or can be obtained through the Compliance Department. We expect and welcome questions about the Code or its interpretation, or about the law.
Must we all follow the Code?
If you are an employee, officer, or director of Louisiana-Pacific or any of its subsidiaries (“LP Personnel”), this Code of Business Conduct and Ethics applies to you. No matter what your job, you are expected to behave legally, ethically, and honestly at all times.
If you are authorized to conduct business for or on behalf of LP, including but not limited to agents, foreign sales representatives, independent contractors, temporary workers (third parties) this Code of Conduct and Ethics applies to you.
If you supervise others, you have additional responsibility of setting an example with your own ethical conduct. Managers are expected to keep lines of communication open so that employees feel comfortable asking questions and reporting concerns.
Our Responsibilities under the Code
Each of us must be familiar with LP’s Code and laws, regulations and ethical expectations that apply to our jobs. Certain details of the Code apply more to some jobs than to others. For example, not everyone deals directly with financial reporting or has daily interactions with customers. Read this booklet, think about how it applies to your job, and ask questions if you would like clarification or more information in any area.
Ethical obligations don’t stop with doing your own job. You should support ethical behavior everywhere within the workplace. You have an obligation to let someone know if you see or hear of actions that violate this Code. You have a duty to report any concern that you think may be unethical or a violation of company policy or legal requirements. If you are aware of suspected misconduct, illegal activities, fraud, misuse of company assets or violations of company policies, it is your responsibility to report the concern immediately. Failure to do so can lead to disciplinary action.

Although this booklet provides helpful guidance in some important ethical areas, it is impossible to anticipate every question or issue that may come up. If you are unsure about the proper course of action, seek guidance or ask for assistance from your supervisors and managers in working through ethical or legal issues. The Legal Department and functional specialists in Human Resources, Environmental Affairs, Financial Services, Quality, and Safety are all available to help you determine an appropriate course of action.
Duty to Cooperate
It is a part of every employee’s job to report ethical concerns appropriately, to provide complete and accurate information, and to cooperate in internal or external investigations.

In order for the Company to adequately and appropriately respond to allegations of wrongdoing, investigations must sometimes take place. Our goal is always to find out the truth about and causes of issues that have been reported. We are required to make ourselves available for interviews or questions and to provide, upon request, relevant records and documents for review by the investigator(s). Failure to cooperate can lead to disciplinary action.
Disclosure Policy
We are all expected to report all concerns that require management attention in a timely, accurate and complete manner. Reporting must be timely so that there is an opportunity to respond accurately so that the information can be relied upon, and complete so that management has all possible relevant data.
If you are a Manager, you must listen respectfully to communication from employees reporting to you. You must be open to listening and be diligent to ensure you neither directly nor inadvertently take action to punish the person(s) for communicating or reporting the information.
Our focus will be on the facts of an issue or wrongdoing, not who reports them. It is important to understand, however, that reporting an issue does not protect you from legitimate discipline for unethical or illegal behavior, if it is warranted.
Business Ethics Questionnaire
Salaried employees are required to annually review, assess and report, in writing, by completing the Business Ethics Questionnaire. A series of questions asks that employees confirm compliance with specific ethical requirements and/or report if they are aware of potential conflicts of interest or non-compliance with the law.
All employees receiving the questionnaire are required to respond based on their first-hand knowledge and to do so promptly, accurately, and completely. Failure to do so will result in disciplinary action.
Non-Retaliation Policy
You will not be treated adversely or retaliated against for expressing legitimate concerns about suspected problems or violations of Company policy or law when you act in good faith.
“Good faith” means you are acting with honest and forthright intentions and without an improper motive such as personal gain. Supervisors are required to respect the rights of employees to express concerns and must ensure that those who do express concerns are not treated adversely as a result of the reporting.
LP will not tolerate efforts by supervisors or co-workers to retaliate against an employee who has reported a concern or to discover the identity of a reporting employee. Any such efforts will result in disciplinary action.
What to do if you have concerns that need to be reported
Many issues can be addressed in person by speaking to your supervisor or the facility’s management team. If this is not possible, then you are encouraged to discuss the issue with a member of the business team or with corporate personnel in the relevant function (environmental, safety, finance, human resources, quality, etc.). If these options are not possible or are ineffective, LP provides a confidential reporting service (“LP Confidential” 1-888-LouPac1 or 1-888-568-7221), available 24 hours a day, 365 days a year. Translation services are available for those who wish to report in a language other than English.
The telephone number is posted in all Company facilities. You should be prepared to identify your facility and to provide a detailed description of the problems. You may choose to remain anonymous. If you do, you will be issued a call-back date and an identifying code to be used at that time.
See LP HR Policy #310 Confidential Reporting Service

We will conduct our business within the company according to the highest ethical standards.
Financial Accounting and Reporting
LP is committed to accurate, reliable financial accounting and reporting, to effective internal accounting controls and auditing, and to compliance with all federal, state, and provisional laws, agency regulations, and applicable disclosure requirements.
Financial and accounting matters must be addressed with care, competence, diligence, and the exercise of objective, independent judgment. Facts must not be misrepresented and the confidentiality of information must be respected.
Management is responsible for preparing accurate and complete financial statements. All LP personnel are expected to provide any necessary or relevant data or information to ensure that financial reports are reliable and accurate. Senior financial executives will be required to sign a Code of Ethics for Senior Financial Officers annually, reaffirming their commitment to professional, ethical conduct.
The actions or inactions of employees as related to these tasks can affect internal controls, and therefore, compliance with Sarbanes-Oxley Act for 2002. Employees should be familiar with internal control policies and procedures relevant to their work areas and should follow LP’s policies when performing their duties.
See LP Senior Financial Officer Code of Ethics.
Insider Trading
The Company expects that you will abide by laws and regulations governing transactions in LP securities.
You cannot trade in LP stock, or tip others to trade, if you have material information about the Company that is not available to the public. Securities trading can include purchase and sale of LP stock, put or call options, and instructions to move funds into or out of an IRA, 401(k), or other employee benefit plan or trust.
Information is “material” if it would be considered important by a reasonable investor making an investment decision or if it would be likely to affect the market price of such securities. Examples include annual or quarterly financial results, projections of earnings or losses, news of mergers, acquisitions, or divestitures, changes in dividend policy, management changes, new products, and/or gain or loss of a substantial customer or supplier. It is also illegal to “tip” such Company information to any other person who may then trade on the information.
If you have questions about whether you might have insider information, you should contact the corporate secretary or the compliance office. If you are an executive officer or member of the board of directors, all transactions of LP stock made by you or your immediate family members must be cleared in advance with LP’s CFO.
Insider trading is both unethical and illegal. There can be very serious consequences for violations of securities laws and LP, along with individual LP personnel, can be held responsible. If you have any questions or doubts about insider trading, it is very important to consult the LP legal department.
See LP Insider Trading Policy
Protecting Company Assets
You are expected to act as a good steward of Company funds, assets, opportunities, equipment and resources. Company assets are to be used for Company purposes. You are responsible for ensuring that these assets are used for legitimate purposes and for reporting suspected or known abuse of Company property to your supervisor. This responsibility includes protecting company property from loss, theft, abuse and unauthorized use. Company assets include property, credit cards, materials, equipment, supplies, information, intellectual property and services.
Use of Corporate Funds
If you have responsibilities in the area of expenditure of Company funds, you are expected to ensure that funds are used only for purposes that are legal, ethical, further the aims of the Company, and do not violate provisions of this Code.

Decisions about the purchase of goods should be based upon quality, price, service and reliability. Payments to suppliers will be made in accordance with agreed-upon terms of trade. Charitable contributions should support corporate objectives, follow giving guidelines and processes, and should support community relations in localities where we operate. Charitable donations are meant to benefit our Company and our communities and must avoid the appearance of any conflict of interest or personal benefit to any LP personnel.
Confidential and Sensitive Information
You may have access to confidential and sensitive information about our Company and our operations. Confidential information is information about LP that has not been disclosed to the general public and that might be useful to competitors or harmful to the company, our employees, our vendors or our customers if disclosed. You must not disclose this information to anyone in the media, competitors, your family or any other third party other than persons or entities with valid business reasons for access to it. Examples of such information include non-public business intentions, proprietary and trade secret information about manufacturing processes and personnel information. If you have any doubts about whether information has been publically released or if disclosure is legally mandated, contact the legal department.
Information Technology Policies
Company computers and other electronic equipment and communications systems must be used for company business purposes and in compliance with the information technology policies LP has established to protect our information technology resources and the information they contain. These vital Company assets must be safeguarded against accidental or unauthorized modification, disclosure, misuse, or destruction. You are expected to be aware of and to abide by the specific policies which address use of the Internet and intranet, email, voicemail, network servers, and software.
Keep in mind you have no right of privacy when using LP’s electronic equipment and communications systems. LP’s electronic and communications systems are company property and any materials or messages composed, sent or received on them are company property as well. Subject to applicable laws, your electronic communications may be monitored to verify that you are complying with company policy.
See LP Information Technologies Policies & Guidelines
Social Media
Social media has changed the way many of us share information on daily basis. While social media creates new opportunities for communication and collaboration, such media also brings additional responsibilities that we must know and follow.
If you use blogs, social networks or other forms of social media, you must not claim or imply that you are speaking on behalf of LP unless you are authorized to do so by LP’s Communication’s department. If you post personal views on a public policy issue in which the company may have an interest, you must clearly identify yourself as an LP employee and include a disclaimer that the views are your own and not those of LP.
When using social media, we all must abide by the terms of this Code and all of LP’s policies, including LP’s Guidelines for Social Medial.
See Social Media Guidelines
Documents and Record Keeping
We all must accurately and completely maintain all Company records. You are prohibited from ever knowingly or intentionally creating documents that contain false or misleading statements. Documents must be stored in secure locations and maintained in accordance with the Company’s record retention policy. All records between or concerning corporate subsidiaries will appropriately observe the formalities associated with each corporate identity.
Documents relevant to actual or threatened litigation must be appropriately retained and preserved as directed by the Legal Department. A litigation hold is a mandatory directive issued by the legal department to preserve certain business records until the directive is lifted. A Litigation Hold operates as an important exception to any retention schedule that otherwise might be in effect for a business record. Even though a retention schedule may call for destruction of a document or group of documents, a legal hold means that specific documents must be preserved until the legal hold is lifted and expires. You are expected to adhere strictly to the requirements of any legal hold directive.
See LP’s Record Retention Policy; LP Litigation Hold Procedures
Copyrights and Intellectual Property
LP owns numerous copyrights, trademarks, patents and trade secrets including company logos, publications and software we have created or developed. Vendors and others outside the company may not use LP’s logo or other intellectual property without appropriate licensing arrangements. Ideas and inventions generated by employees during their employment generally belong to the Company.
We Will Act in LP’s Best Interest
Conflicts of Interest
A conflict of interest exists whenever there is any situation where the personal interests of an LP employee, officer or director, family member, or any individual with whom he or she has a close personal relationship interferes with - or could be perceived to interfere with - your ability to make sound, objective business decisions on behalf of LP. Employees and members of the board of directors must avoid activities that undermine their business judgment or that could result in improper personal benefits because of their position with the company.
You must disclose any such conflict of interest immediately to management for review and determination of whether the conflict must be eliminated or may be waived. Executive officers and directors must disclose to and be reviewed by the Board of Directors or its designated committee. If you are unsure whether a conflict of interest may exist, you should ask your supervisor.
You are expected to appropriately disclose information related to personal activities that may relate to your job, as well as work activities and business relationships. You should make any conflict disclosures in writing and in accord with the Company’s Conflicts of Interest policy. The reviewing manager must ensure that information and data necessary to conduct a thorough, even-handed review that adequately protects the interests of LP and the employee has been included. The results of the review and the decision on whether to waive the conflict will be communicated, also in writing, to you, along with copies of supporting information and/or documentation related to the decision. The reviewing manager may also set out safeguards, controls, or limitations upon your involvement with Company activities related to the transaction or relationship.
If you have a change in circumstance (marriage, family job change, etc.) that creates a conflict that did not previously exist, you must disclose it within 30 days. If the conflict is ongoing, it is to be reviewed annually. If you report through the Business Ethics Questionnaire, the conflict should be referenced and copies of the disclosure, review, and waiver documents should be forwarded to Corporate Compliance.
See LP Conflicts of Interest Policy
Receipt of Gifts
You and members of your immediate family must decline any gift, favor, gratuity, or other item of more than nominal value from any person or firm having current or prospective dealings with LP.
Many employees are involved in purchasing or receiving goods and services from suppliers or selling our products to customers. Gifts or lavish entertainment may be seen as attempts to unduly influence those relationships.
If, despite attempts to discourage gifts, you receive a gift as the result of a work relationship, you must inform your supervisor. If the gift exceeds $25 in value, it should be returned with a note respectfully declining the gift, donated to a local charity on behalf of LP, or dispensed within LP with supervisor’s approval. You should never accept cash, gifts of stocks or bonds, liquor, lavish entertainment, or travel.
See LP HR Policy#130 Gifts from Customers & Suppliers

Corporate Opportunities
You are prohibited from benefitting personally from opportunities, information, or prospects that come to you because of your position within the Company. You have a duty to advance the interests of the Company and to act on its behalf with regard to such property, information, business, products or potential.
We will conduct our business with those outside the Company according to the highest ethical standards.
Fair Dealings with Others
Our communications and our behaviors must be based upon facts. It is vitally important that you never misrepresent matters on behalf of the Company.
When you are not sure of a fact or cannot describe a matter with certainty, it is important that you communicate the uncertainty. It is improper for you to gain any unfair advantage based upon omission, manipulation, concealment, or misrepresentations.
Relationships with Government Agencies
You are required to promptly notify a supervisor of any contact with or from a government agency or official. Company policy is to cooperate fully and forthrightly with government agencies or departments. Your supervisor will help determine who can most appropriately and effectively respond to the agency.
Antitrust
LP is committed to compliance with all aspects of federal and state antitrust laws and with the antitrust regulations of any foreign country in which it does business. The antitrust laws apply to a wide range of activities, including marketing, procurement, contraction, mergers and acquisitions and the location and operation of our facilities.
LP personnel are prohibited from participating or appearing to participate in practices which would restrict competition. These include, but are not limited to being a party to agreements or understandings among competitors to fix or control prices, to boycott specified suppliers or customers, to allocate products, territories or markets, or to limit or reduce production.
Violation can lead to severe penalties and criminal sanctions. If you have any questions about how antitrust laws may apply to a particular situation, seek advice from the Legal Department before taking any actions.
See LP Employee Manual on Antitrust Compliance
Gathering Competitive Information
LP does not seek to obtain competitive information by illegal or unethical means, and we do not knowingly use any information obtained that way. Any employee who finds that LP has information that may have been obtained illegally or unethically, such as information provided to us in violation of a confidentiality agreement, should immediately inform the Legal department. The employee should turn the information over to a member of the Legal department staff, without sharing it with other LP employees.
International Business Conduct
The US Foreign Corrupt Practices Act (FCPA) along with similar anti-bribery acts in other countries, makes it a crime for companies and the directors, officers, employees, and third party agents (such as independent contractors, general sales agents, custom brokers, immigration agents and tax agents among others) to offer anything of value - including gifts payments or bribes - to a foreign official, party official, or candidate of foreign office, for the purpose of indulging such individual in the performance of their duties. The accounting provision of the FCPA restricts activities that could conceal the use of corporate funds for wrongful purpose. Violation of the FCPA and other anti-bribery acts could result in fines, penalties or imprisonment for the employee and LP.
See LP’s Anti-Bribery Policy

Gifts to Government Officials
The Company prohibits giving gifts to domestic or foreign government officials, regardless of whether they serve in an elected, appointed or staff capacity. The use of Company funds to support candidates for federal office is prohibited by law. This policy does not prohibit the establishment of an employee-funded political action committee that may contribute to the election campaigns of certain individuals and does not restrict you from making a voluntary personal contribution to support a candidate for public office.
See LP HR Policy #135 Gifts and Contributions to Public Officials; Payments to Foreign Officials
We will abide by all laws and regulations
There are many other federal and state laws, agency regulations, and third-party certification entities with requirements and prohibitions that impact our daily operations. No matter what the law or regulation, you are encouraged to ask questions and obtain guidance in order to ensure the Company is always operating in compliance with the law.
Commitment to Community
Environment
LP is committed to operating in compliance with environmental regulations and minimizing the impact of our operations on our environment.
Every individual is responsible for compliance with environmental laws as part of daily activities. You are expected to be familiar with all permit and regulatory requirements that relate to your job responsibilities. Many employees perform environmental monitoring and testing as part of their job duties. You are expected to maintain complete and accurate information and records. The Company provides you with appropriate training and resources, support, and assistance, as needed.
Be Good Neighbors
LP will exhibit good corporate citizenship through our charitable, educational and cultural contributions and appropriate participation in civic affairs.
When you act as a representative of the Company, you are expected to deal ethically and respectfully with all segments of the community. Each Company facility is expected to be a good neighbor, maintaining and enhancing its surroundings in a manner that is consistent with the rights of the surrounding community.
LP will not take any action to unreasonably increase prices of its product when they are being sold into communities that have suffered from natural disasters such as tornados, hurricanes or earthquakes, subject to the normal market fluctuations set by supply and demand in the marketplace.
Product Quality
At LP, manufacturing quality products is a fundamental guiding principle for all we do. We are committed to achieving quality through our inspection, testing, grading, and customer performance standards and to preparing and maintaining accurate product quality records. We will never substitute materials of inferior grade, deliberately produce products that do not meet our standards, or omit required quality controls.
See LP Corporate Quality Policy
We Treat Each Other with Respect
You are required and expected to treat each other, our suppliers and customers, our neighbors and all members of the LP community with respect. We will behave fairly and respectfully to all with whom we have contact in our workplace.
Safety
LP is committed to conducting operations in a way that demonstrates our dedication to safeguarding the safety and health of our employees.

We believe that all tasks can be accomplished without injury. You are expected to familiarize yourself with all rules and guidelines governing workplace safety and health and to work safely at all times. Safety training is required for every employee and you are expected to take responsibility for your own safety and that of every other person in your workplace.
We Respect Each Other
LP is firmly committed to equitable employment opportunities for all. Laws and regulations governing fair employment practices vary between states, provinces, and countries. Although specific aspects of certain policies are applicable only to US locations, our philosophy and commitment to equitable treatment and opportunities is in force everywhere.
Non-Discriminatory
LP is committed to fair and equal employment opportunity and makes employment decisions on the basis of merit. We do not discriminate in employment and take action to ensure that unlawful discrimination does not occur on the basis of race, color, sex, age, religion, national origin, sexual orientation, physical or mental disability, veteran’s status, or any other status protected by state or federal laws.
Our commitment to equal opportunity employment prohibits unlawful discrimination by any employee of the Company, including supervisors and coworkers, or retaliation against employees or prospective employees reporting discrimination.
See LP HR Policy #110 Equal Employment Opportunity Policy
Affirmative Action
We affirmatively take action across all job classifications to recruit, hire, train and promote women, minorities, persons with disabilities, and veterans, in accordance with governing laws.
See LP Affirmative Action Statement
Disabled Persons
To ensure equal employment opportunities to qualified individuals with disabilities, we make reasonable accommodations to enable otherwise qualified applicants or employees with a physical or mental disability to perform the essential functions of a position, unless undue hardship for the Company will result.
Any qualified applicant or employee who has a disability that prevents him or her from performing one or more of the essential functions of the job should contact their supervisor or the Human Resources Department to request an accommodation. We will cooperate with the applicant or employee to identify reasonable accommodation, if any, that will help eliminate the job limitation.
Anti-Harassment
We are committed to preventing harassment from occurring. Harassment is any conduct that denigrates or shows hostility toward an individual based upon race, color, sex, age, religion, national origin, sexual orientation, disability, or veteran’s status. Retaliation against anyone reporting harassment in good faith is also strictly prohibited. You should not tolerate harassing conduct. If you believe that you have experienced harassment in connection with your employment, or if you are aware of the harassment of others, you have a duty to immediately report this to your supervisor or the Human Resources Department.
See LP HR Policy #105 Anti-Harassment
Citizenship Rights of All
We all must respect the rights of others who exercise their rights in an appropriate and lawful manner. The Company will not interfere with personal exercise of a political viewpoint in terms of an employee’s private contributions and other support for the candidates or political organization of his or her choice. The Company may, where appropriate, communicate to our employees and Communities the likely impact of specific proposed legislation on the Company’s activities.

Non-Solicitation Policy
You are prohibited from the solicitation of any LP personnel during working time. You may not distribute or circulate written or printed solicitation materials in work areas at any time, or in non-work areas within Company premises during the working time of another employee or employees at whom the activity is directed. Persons not employed by LP may not solicit or distribute literature on Company premises at any time.
Solicitation includes advocacy of a political position, fundraising for outside organizations, the sale of goods, services, raffles, or sports pools, or seeking donations, signatures, or memberships in outside organizations. Company resources, including bulletin boards, are for Company purposes only. Employees may not post or e-mail any solicitation, literature or notices.
Specific corporate sponsored community or charitable activities may be exempted.
See LP HR Policy #145 Non-Solicitations and Distribution
Protecting Employee Information
During the course of our employment, LP collects and uses confidential personal information about us as part of its administration of the employment relationship. Examples of confidential personal information include data related to compensation, benefit plans enrollment, disability and family medical leave, performance reviews, phone numbers and social security numbers. Employees must respect the privacy of other employees, must safeguard proprietary information and must respect the trade secrets of others, whether acquired through previous employment or improper disclosure. At times, the company may be required to disclose personal information to third parties such as vendors that administer our retirement plans and other benefit programs. The company may also be required to disclose personal information to comply with certain laws and regulatory requirements. Federal and state laws govern the disclosure of certain types of personal information.
See HR Policy
Violence/Weapons
Your safety and security is of paramount importance. Acts or threats of physical violence, including possession of a weapon, intimidation, harassment and/or coercion will not be tolerated. This prohibition against threats and acts of violence applies to anyone on LP property. Workplace violence includes any behavior that causes an individual to reasonably fear for his or her personal safety or the safety of family, friends and/or property. Violations of this policy, by any individual, will lead to corrective action, up to and including immediate termination, removal from Company property and legal action as appropriate. You should report the details of any threats or violence to your supervisor or a Human Resources representative as soon as possible. All incidents and threats of violence that are reported will be investigated.
See LP HR Policy #346 Firearms

Conclusion
We hope this Code has been of help to you in understanding your obligations and LP’s expectations. Most of us want to do the right thing and most of the time, it’s pretty clear what the right or wrong choice is. If you run into a situation where you’re not sure of the right choice, take the time to think it through and then ask if you have a question or concern about whether a particular action or decision is in keeping with LP’s high standards for ethical conduct. When in doubt, contact the Compliance Department or Legal.